Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 9, 2024
Registration Statement Nos. 333-253034 and 333-253034-01

$1.25bln Verizon (VZMT) 2024-1 (Device Payment Plans - 1.92yr)

Joint Bookrunners	:	BofA (str), MS, TD and US Bancorp
Co-Managers	:	Socgen, Scotia
DE&I Coordinator	:	BofA
DE&I Co-Managers	:	Cabrera, Castleoak, Drexel

CLS	SIZE($mm)	WAL	M/S	ARD	LGL	Bench		Yield	Price	Cpn
A1A	835.260	1.92	Aaa/AAA	12/22/25	12/20/28	I-CRV	+ 65	5.054	99.99702	5.00
A1B	278.500	1.92	Aaa/AAA	12/22/25	12/20/28	SOFR30A	+ 65		100.00000
B	85.150	1.92	Aa1/AA	12/22/25	12/20/28	I-CRV		Retained
C	51.090	1.92	A1/A	12/22/25	12/20/28	I-CRV	+115	5.554	99.99846	5.49

^ Bloomberg GC I25; "Interpolated Curves"; "Mid YTM"
The transaction was formally announced on Monday, January 8th.

Bill & Deliver	:	BofA	Offered Size	:	$1,250,000,000
Exp Ratings	:	Moody's and S&P	Registration	:	SEC registered
ERISA Eligible	:	Yes	BBRG Ticker	:	VZMT 2024-1 SSAP: "trust24"
Exp Settlement	:	01/18/2024	First Pmt Date	:	02/20/2024
Min Denoms	:	$1k x $1k	Pxg Speed	:	N/A–Soft Bullet 12/22/2025 Anticipated Redemption Date (ARD)
RR Compliance	:	US – Yes, EU - No, UK – No

CUSIP	A-1A	:	92348KCL5
	A-1B	:	92348KCM3
	B	:	92348KCN1
	C	:	92348KCP6

Series 2024-1            (SEC Registered)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com.